N E W S    R E L E A S E

                                                                  90 Park Avenue
                                                              New York, NY 10016

                                               [GREENPOINT FINANCIAL CORP. LOGO]

FOR RELEASE:
4:10 p.m., Monday, July 6, 1998

CONTACT:

Investors:  Jeffrey Bergman, 212.834.1113
Media:  Richard Humphrey, 212.834.1201

GreenPoint Financial Anticipates Record Core Earnings

New York, July 6 - GreenPoint Financial Corp. (NYSE GPT) announced today that it anticipates net income of $0.54 per diluted share and cash earnings of $0.78 per share for the second quarter ended June 30, 1998.

Mortgage orginations for the quarter totaled $700 million, resulting in net loan growth of $101 million. Credit quality measures remain strong, in line with the improving trend of previous quarters.

GreenPoint's full earnings release will be issued on Friday, July 10.

GreenPoint Financial Corp.

GreenPoint Financial Corp., a specialty home finance company traded on the NYSE under the ticker symbol GPT, is the leading national lender in no-documentation residential mortgages. Its principal subsidiaries are GreenPoint Mortgage, a national mortgage banking company headquartered in Charlotte, NC, and GreenPoint Bank, a New York State chartered savings bank with $11 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

This release may contain certain forward-looking statements, which are based on management's current expectations. Factors that could cause future results to vary materially from these expectations include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.